Exhibit 99.5

Volume 1, Number 4	September 21, 2006
AS AT JULY 31, 2006
July 2006 highlights
☐	In July 2006, the Québec government’s revenue exceeded its spending by $698 million. The excess for the same period last year was $832 million.

☐	This difference is attributable essentially to an exceptional gain of $133 million recorded last year by Investissement Québec on the sale of shares in the Québec Cartier Mining Company.

☐	Budgetary revenue for the month is very close to $5.0 billion, up $226 million (4.8%) over July 2005.

☐	Program spending is up $241 million (6.9%) compared to last year, at $3.7 billion.

☐	Debt service is comparable to last year’s figure, with a rise of $6 million.
SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS

(millions of dollars)	(Unaudited data)

	July		April to July		March 23, 2006 Budget
					Growth [2]
	2005 [1]	2006	2005-2006 [1]	2006-2007	2006-2007%

Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	3 929	4 048	14 175	15 801	47 105	3.6
Federal transfers	823	930	3 226	3 620	10 796	8.3

Budgetary revenue	4 752	4 978	17 401	19 421	57 901	4.4
Program spending	- 3 489	- 3 730	- 17 727	- 18 622	- 50 873	3.9
Debt service	- 586	- 592	- 2 242	- 2 307	- 7 205	5.2

Budgetary expenditure	- 4 075	- 4 322	- 19 969	- 20 929	- 58 078	4.1
Net results of consolidated organizations	155	42	237	144	177	- 48.1

Consolidated budgetary balance for the purposes of the Balanced Budget Act	832	698	- 2 331	- 1 364	0	—
Net results of the Generations Fund [3]	—	—	—	—	74	—

Consolidated budgetary balance	832	698	- 2 331	- 1 364	74	—

1	Monthly allocation of financial transactions based on best available data and estimates.

2	According to the 2006-2007 Budget.

3	The Generations Fund will go into operation on January 1, 2007.

Cumulative results to July 31, 2006
Budgetary balance
☐	For the period from April to July 2006, in accordance with the historical trend, revenue is running $1.4 billion behind expenditure.
—	This difference will be eliminated over the course of fiscal 2006-2007.
☐	However, this is an improvement of $967 million compared to the budgetary balance at the same time last year. This improvement essentially reflects the exceptional gain from the sale of Hydro-Québec’s participation in Transelec Chile.
Budgetary revenue
☐	Total budgetary revenue amounts to $19.4 billion, up $2.0 billion compared to last year.

☐	Own-source revenue amounts to $15.8 billion, up $1.6 billion (11.5%). This increase essentially reflects an exceptional gain from the sale of Hydro-Québec’s participation in Transelec Chile and the introduction of Child Assistance measure, as explained in previous monthly reports.

☐	As at July 31, 2006, federal transfers amount to $3.6 billion, up 12.2% compared to the same period in 2005.
Budgetary expenditure
☐	Budgetary expenditure for the first four months of the current fiscal year stands at $20.9 billion.

☐	Program spending is up $895 million compared to the same period last year. The largest changes are in the health ($403 million) and education ($215 million) sectors.

☐	The increase in debt service since the beginning of the fiscal year is 2.9%.
Net financial requirements
☐	Net financial requirements are down $571 million. However, this improvement is less than that of the budgetary balance ($967 million) since, in particular, the profits earned by Hydro-Québec are not paid to the government as dividends until the end of the fiscal year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	July			April to July
	2005 [1]	2006	Changes	2005-2006 [1]	2006-2007	Changes

Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	3 929	4 048	119	14 175	15 801	1 626
Federal transfers	823	930	107	3 226	3 620	394

Budgetary revenue	4 752	4 978	226	17 401	19 421	2 020
Program spending	- 3 489	- 3 730	- 241	- 17 727	- 18 622	- 895
Debt service	- 586	- 592	- 6	- 2 242	- 2 307	- 65

Budgetary expenditure	- 4 075	- 4 322	- 247	- 19 969	- 20 929	- 960
Net results of consolidated organizations	155	42	- 113	237	144	- 93

Consolidated budgetary balance	832	698	- 134	- 2 331	- 1 364	967
Consolidated non-budgetary requirements	- 36	1 139	1 175	- 1 352	- 1 748	- 396

Consolidated net financial requirements	796	1 837	1 041	- 3 683	- 3 112	571

1	Monthly allocation of financial transactions based on best available data and estimates.

CONSOLIDATED REVENUE FUND REVENUE (millions of dollars)	(Unaudited data)

	July			April to July
			Changes			Changes
Revenue by source	2005	2006	%	2005-2006	2006-2007%

Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 453	1 518	4.5	4 777	5 231	9.5
Contributions to Health Services Fund	492	492	—	1 755	1 799	2.5
Corporate taxes	257	418	62.6	1 267	1 419	12.0
Consumption taxes	1 087	1 091	0.4	4 171	4 204	0.8
Other sources	239	179	- 25.1	864	847	- 2.0

Total own-source revenue excluding government enterprises	3 528	3 698	4.8	12 834	13 500	5.2
Revenue from government enterprises	401	350	- 12.7	1 341	2 301	71.6

Total own-source revenue	3 929	4 048	3.0	14 175	15 801	11.5
Federal transfers
Equalization	399	466	16.8	1 599	1 805	12.9
Health transfers	258	300	16.3	1 032	1 201	16.4
Transfers for post-secondary education and other social programs	82	87	6.1	327	347	6.1
Other programs	84	77	- 8.3	268	267	- 0.4

Total federal transfers	823	930	13.0	3 226	3 620	12.2

Budgetary revenue	4 752	4 978	4.8	17 401	19 421	11.6

CONSOLIDATED REVENUE FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	July			April to July
			Changes			Changes
Expenditures by mission	2005	2006	%	2005-2006	2006-2007%

Health and Social Services	1 608	1 657	3.0	7 137	7 540	5.6
Education and Culture	613	651	6.2	5 183	5 398	4.1
Economy and Environment	521	569	9.2	2 046	2 222	8.6
Support for Individuals and Families	399	451	13.0	1 736	1 751	0.9
Administration and Justice	348	402	15.5	1 625	1 711	5.3

Total program spending	3 489	3 730	6.9	17 727	18 622	5.0
Debt service	586	592	1.0	2 242	2 307	2.9

Budgetary expenditure	4 075	4 322	6.1	19 969	20 929	4.8

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.
This publication is also available on the web at: www.finances.gouv.qc.ca.
  4